UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

February 27, 2006
(Date of Report, date of earliest event reported)

Stage Stores, Inc.
(Exact name of registrant as specified in its charter)

1-14035
(Commission File Number)

NEVADA (State or other jurisdiction of incorporation)	91-1826900 (I.R.S. Employer Identification No.)

10201 Main Street, Houston, Texas (Address of principal executive offices)	77025 (Zip Code)

(800) 579-2302
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-12 under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

(d)	Transfer of Listing.

On February 27, 2006, Stage Stores, Inc. (the "Company") applied for listing of its common stock on the New York Stock Exchange (the "NYSE"). The Company anticipates that its common stock will begin trading on the NYSE on March 16, 2006, under the symbol "SSI".

The Company's common stock has traded on the NASDAQ National Market under the symbol "STGS" since January 8, 2002. The Company's Series A and Series B Warrants, which have also traded on the NASDAQ National Market under the symbols "STGSW" and "STGSZ, respectively, will remain listed on NASDAQ and will not be transferred to the NYSE since they will expire on August 23, 2006.

While the Company has enjoyed an excellent relationship with NASDAQ, the Company believes that the listing of its common stock on the NYSE will increase the Company's visibility, reduce trading volatility, and offer more efficient pricing.

A copy of the Company's News Release announcing that it has applied for listing on the NYSE is attached to this Form 8-K as Exhibit 99.1.

Item 8.01	Other Events.

Acquisition of B.C. Moore & Sons, Incorporated.

On February 27, 2006, the Company completed its previously announced acquisition of privately held B.C. Moore & Sons, Incorporated ("B.C. Moore") for approximately $37.0 million in cash. In purchasing B.C. Moore, the Company acquired 78 retail locations, which are located in small markets throughout Alabama, Georgia, North Carolina and South Carolina. The Company's integration plan calls for 69 of the acquired locations to be converted into Peebles stores, and the remaining 9 locations will be closed. The Company believes that the acquisition expands and strengthens the Company's position in the Southeastern United States, and is consistent with its corporate strategy of increasing the concentration of its store base into smaller and more profitable markets.

A copy of the Company's News Release announcing completion of the acquisition of B.C. Moore is attached to this Form 8-K as Exhibit 99.2.

Senior Executive Promotions.

On February 28, 2006, the Company announced the promotions of two of its senior executives.

Dennis Abramczyk has been promoted to the position of Executive Vice President, Chief Operating Officer of the Peebles Division, located in South Hill, Virginia. Mr. Abramczyk joined the Company in March of 1999, and was previously Executive Vice President, General Merchandise Manager for the Company's men's, young men's, children's, footwear and intimate apparel departments. He will report to Andy Hall, the Company's President and COO, and will be responsible for all operations of the Peebles Division, including merchandising, marketing, planning and allocation, and store operations. Mr. Abramczyk will play a key role in the continuing development and growth of the Peebles Division, as well as in the integration of the Company's acquired B.C. Moore stores.

Cinny Murray has been promoted to the new position of Executive Vice President, Chief Merchandising Officer of the Stage Division. In her new capacity, she will oversee all of the Stage Division's merchandising, and planning and allocation functions. Ms. Murray joined the Company in August of 2004, as Executive Vice President, General Merchandise Manager of misses sportswear, junior sportswear, special sizes, accessories, cosmetics, dresses, and home décor departments. She will also report to Mr. Hall.

A copy of the Company's News Release announcing the promotions of two of its senior executives is attached to this Form 8-K as Exhibit 99.3.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

99.1	News Release issued by Stage Stores, Inc. on February 27, 2006 announcing that it has applied for listing of its common stock on the New York Stock Exchange.

99.2	News Release issued by Stage Stores, Inc. on February 27, 2006 announcing completion of the acquisition of B.C. Moore & Sons, Incorporated.

99.3	News Release issued by Stage Stores, Inc. on February 28, 2006 announcing the promotion of two of its senior executives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

STAGE STORES, INC.

March 1, 2006	/s/ Michael E. McCreery
(Date)	Michael E. McCreery
Executive Vice President and Chief Financial Officer